Exhibit 99.1

Tactical Air Defense Services to Acquire AeroTech Corporation

Carson City, NV- July 20, 2012 - Tactical Air Defense Services, Inc. (OTCQB: TADF), an aerospace/defense services contractor that offers tactical aviation services, aircraft maintenance, and other aerospace/defense services to the United States and Foreign militaries and agencies, is pleased to announce that it has signed an agreement to acquire, as a wholly-owned subsidiary of TADF, 100% of AeroTech Corporation (“AeroTech”), an aerospace/defense services contractor licensed and registered with the United States Department of Defense.

Through the acquisition of AeroTech, TADF will acquire the existing business and assets of AeroTech including but not limited to five separate Teaming Agreements, a Sole Source Justification and Approval from the U.S. Army, and the skilled and experienced management team of AeroTech.

Pursuant to the Teaming Agreements, AeroTech has partnered with a certain established and well-recognized defense contractor with existing aviation services and other contracts.  Together with its teaming partner, AeroTech, as either the prime contractor or the sub-contractor, has submitted five bids/proposals to the U.S. military and to certain foreign militaries to provide aerospace/defense services.  Although no assurances can be given, the Company believes through its acquisition of AeroTech that it will be awarded some of the referenced contracts.

TADF also gains through its acquisition of AeroTech a Sole Source Justification and Approval from a division of the U.S. Army to provide Electronic Attack, Electronic Protect, and Electronic Support for airborne, ground, and maritime threat simulation/emulation, weapon system simulation, threat representative aerial target presentation, and other asset services in support of program requirements.  Although no assurances can be given, the Company believes through its acquisition of AeroTech that it will be awarded a contract to perform the requested services.

The management team of AeroTech, including Col. Scott Patterson, Chief Operating Officer, and Mark Daniels, President, and will remain in their respective positions at AeroTech, as a subsidiary of TADF, and will be integral to driving forward the business strategy of the Company and AeroTech.

Upon closing of the acquisition and pursuant to the terms of the acquisition agreement, TADF will purchase 100% of the outstanding shares of AeroTech for consideration of 5 million shares of its Series C Preferred stock.  Closing of the transaction is subject to final completion of all documentation and approval by the board of directors of TADF, and is anticipated within thirty days.

Alexis C. Korybut, Chief Executive Officer of TADF, stated, “We are very pleased to announce the execution of an agreement to acquire AeroTech. This acquisition brings us valuable assets and opportunities through the Teaming Agreements and the U.S. Army J&A, as well as a management team that has repeatedly proven its ability to acquire military aircraft and provide aerial services to the U.S. and foreign militaries.”

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Forward Looking Statement Disclosure

Statements contained herein that are not historical facts may be forward looking statements within the meaning of the Securities Act of 1933, as amended.  Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company’s ability to perform under existing contracts, to procure future contracts, to acquire certain assets, or to finalize funding for the purchase of certain assets. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Investor Relations Contact:

Gerald N. Kieft

The WSR Group

(772) 219-7525

IR@theWSRgroup.com

www.theWSRgroup.com